Exhibit 4.7

Electro Energy Inc.

ESCROW DEPOSIT AGREEMENT

        THIS ESCROW DEPOSIT AGREEMENT (this “Agreement”), dated as of this 31st day of March 2006, by and among ELECTRO ENERGY INC., a Florida corporation (the “Company”), having an address at 30 Shelter Rock Road, Danbury, Connecticut 06810, each of the purchasers of the Notes (as such term is defined below) listed on Schedule I attached hereto (collectively, the “Purchasers”) and SIGNATURE BANK (the “Escrow Agent”), a New York State chartered bank, having an office at 261 Madison Avenue, New York, New York 10016. All capitalized terms not herein defined shall have the meaning ascribed to them in that certain Note and Warrant Purchase Agreement, dated as of March 31, 2006, by and among the Company and the Purchasers party thereto, as amended or supplemented from time to time, including all attachments, schedules and exhibits thereto (the “Purchase Agreement”).

W I T N E S S E T H:

        WHEREAS, pursuant to the terms of the Purchase Agreement, the Company desires to sell (the “Offering”) $11,000,000 (the “Amount”) in aggregate principal amount of its 8.5% Senior Secured Convertible Notes due 2010 (“Notes”) and warrants to purchase shares of its common stock, par value $.001 per share. Each Note is being sold at a price equal to 100% of its principal amount, with a minimum principal amount of $1,000,000;

        WHEREAS, the Company desires to establish an escrow account with the Escrow Agent into which the Purchasers shall deposit, one day in advance of the anticipated closing of the Offering (the “Pre-Funding”), by wire transfer or certified check in the aggregate Amount for the payment of money made payable to the order of “Signature Bank, as Escrow Agent for Electro Energy,” and the Escrow Agent is willing to accept said checks and other instruments in the aggregate Amount for the payment of money in accordance with the terms hereinafter set forth;

        WHEREAS, pursuant to the terms of the Purchase Agreement, the Company will cause the Escrow Agent after the closing of the Offering (the “Closing”) to retain in a separate account $2,970,000 of the Amount (the “Retained Amount”) to be treated and disbursed as set forth in Exhibit A, attached hereto and made a part hereof;

        WHEREAS, unless the Closing occurs on or before April 5, 2006 (the “Termination Date”), all funds shall be returned to the Purchasers and the escrow account will be terminated;

        WHEREAS, the Company represents and warrants to the Escrow Agent that it has not stated to the Purchasers or any other individual or entity that the Escrow Agent’s duties will include anything other than those duties stated in this Agreement, and the Purchasers acknowledge that the Escrow Agent’s duties or only those stated herein; and

        WHEREAS, the Company warrants to the Escrow Agent and the Purchasers acknowledge that a copy of each document that has been delivered to Purchasers and third parties that include the Escrow Agent’s name and duties, has been attached hereto as Schedule II.

        NOW, THEREFORE, IT IS AGREED as follows:

1.     Delivery of Escrow Funds.

        (a)        The Company shall instruct Purchasers to deliver to the Escrow Agent checks made payable to the order of “Signature Bank, as Escrow Agent for Electro Energy,” or wire transfer to Signature Bank, 261 Madison Avenue, New York, New York 10016, ABA No. 026013576 for credit to Signature Bank, as Escrow Agent for Electro Energy, Account No. 1500766316, in each case, with the name, address and social security number or taxpayer identification number of the individual or entity making payment. In the event any Purchaser’s address and/or social security number or taxpayer identification number are not provided to Escrow Agent by the Purchaser, then the Company agrees to promptly provide Escrow Agent with such information in writing. The wire transfers or certified checks shall be deposited into a non interest-bearing account at Signature Bank entitled “Signature Bank, as Escrow Agent for Electro Energy” (the “Escrow Account”).

        (b)        The collected funds deposited into the Escrow Account or transferred to the Retained Amount Escrow Account (as defined below) pursuant to section 2(b) herein are referred to as the “Escrow Funds.”

        (c)        The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Purchaser and advise the Company promptly thereof.

2.     Release of Escrow Funds. The Escrow Funds shall be paid by the Escrow Agent in accordance with the following:

        (a)        In the event that the Company and all of the Purchasers advise the Escrow Agent in writing that the Offering has been terminated (the “Termination Notice”), the Escrow Agent shall promptly return the funds paid by each Purchaser to said Purchaser without interest or offset.

        (b)        Provided that the Escrow Agent does not receive the Termination Notice in accordance with paragraph 2(a), and there is the Amount deposited into the Escrow Account on or prior to the Termination Date, the Escrow Agent shall, upon receipt of written instructions, in the form of Exhibit B, attached hereto and made a part hereof, or in a form and substance satisfactory to the Escrow Agent, received from the Company, pay the that amount (the “Initial Disbursement”) which equals the Escrow Funds minus the Retained Amount in accordance with such written instructions and transfer the Retained Amount to a money market savings account at Signature Bank, called the Monogram Insured Money Market Account for Business, which account shall be entitled “Signature Bank as Escrow Agent for the Electro Energy Noteholders” (the “Retained Amount Escrow Account”), such payment or transfer to be made by wire or internal transfer within one (1) business day of receipt of such written instructions.

        (c)        Provided that the Escrow Agent makes the Initial Disbursement, then the Escrow Agent will maintain and disburse the Retained Amount Escrow Account as set forth in Exhibit A, attached hereto and made a part hereof.

        (d)        If by 3:00 P.M., Eastern time, on the Termination Date the Escrow Agent has not received written instructions from the Company and all of the Purchasers regarding the disbursement of the Initial Disbursement, then the Escrow Agent shall promptly return the Escrow Funds to the Purchasers without interest or offset. The Escrow Funds returned to each Purchaser shall be free and clear of any and all claims of the Escrow Agent.

        (e)        The Escrow Agent shall not be required to pay any uncollected funds or any funds that are not available for withdrawal.

        (f)        If the Termination Date, or any date that is a deadline under this Agreement for giving the Escrow Agent notice or instructions or for the Escrow Agent to take action is not a Banking Day, then such date shall be the Banking Day that immediately following that date. A Banking Day is any day other than a Saturday, Sunday or a day that a New York State chartered bank is not legally obligated to be opened.

3.     Acceptance by Escrow Agent. The Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

        (a)        The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that any person who has been designated by the Company and the Purchasers to give on behalf of that party any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The names and true signatures of each individual authorized to act singly on behalf of the Company and each Purchaser are stated in Schedule III, which is attached hereto and made a part hereof. The Company and each Purchaser may remove or add one or more of its authorized signers stated on Schedule III by notifying the Escrow Agent of such change in accordance with this Agreement, which notice shall include the true signature for any new authorized signatories.

        (b)        The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

        (c)        The Company and the Purchasers severally, and not jointly, agree to indemnify and hold the Escrow Agent harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by Escrow Agent arising out of or related, directly or indirectly, to this Escrow Agreement unless caused by the Escrow Agent’s gross negligence or willful misconduct.

        (d)        In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Escrow Funds to a court of competent jurisdiction.

        (e)        The Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than Escrow Agent’s obligations hereunder, and the Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Escrow Agent for the Escrow Account and deposit said checks and wire transfers into the non-interest bearing Escrow Account, and (ii) to disburse or refrain from disbursing the Escrow Funds as stated above, provided that the checks received by the Escrow Agent have been collected and are available for withdrawal.

        (f)        With respect to the Retained Amount Escrow Account, the Escrow Agent will maintain and disburse the Retained Amount as set forth in Exhibit A for the benefit of the Holders of the Notes.

4.     Resignation and Termination of the Escrow Agent. The Escrow Agent may resign at any time by giving 30 days’ prior written notice of such resignation to the Company and Purchasers. Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold as depositary the Escrow Funds that it receives until the end of such 30-day period, and to act in accordance with Exhibit A. In such event, the Escrow Agent shall not take any action, other than receiving and depositing Purchasers checks and wire transfers in accordance with this Agreement, and otherwise in accordance with Exhibit A, until the Company and Purchasers have designated a banking corporation, trust company, attorney or other person as successor. Upon receipt of such written designation signed by the Company and each Purchaser, the Escrow Agent shall promptly deliver the Escrow Funds in the Escrow Account and the Retained Amount Escrow Account to such successor and shall thereafter have no further obligations hereunder. If such instructions are not received within 30 days following the effective date of such resignation, then the Escrow Agent may deposit all of the Escrow Funds held by it pursuant to this Agreement with a clerk of a court of competent jurisdiction pending the appointment of a successor. In either case provided for in this paragraph, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to all of the Escrow Funds.

5.     Termination. The Company and Purchasers may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect, which date shall be at least 30 days from the date of such notice. In the event of such termination, the Company and Purchasers shall, within 30 days of such notice, appoint a successor escrow agent and the Escrow Agent shall, upon receipt of written instructions signed by the Company and all of the Purchasers, turn over to such successor escrow agent all of the Escrow Funds; provided, however, that if the Company and all of the Purchasers fail to appoint a successor escrow agent within such 30-day period, such termination notice shall be null and void and the Escrow Agent shall continue to be bound by all of the provisions hereof. Upon receipt of the Escrow Funds, the successor escrow agent shall become the escrow agent hereunder and shall be bound by all of the provisions hereof and Signature Bank shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds and under this Agreement.

6.     Investment. Except as otherwise set forth in Exhibit A, all funds received by the Escrow Agent shall be invested only in non-interest bearing bank accounts at Signature Bank.

7.     Compensation. Escrow Agent shall be entitled, for the services to be performed by it hereunder (including services in connection with the Retained Amount), to a fee of $5,000, which fee shall be paid by the Company upon the signing of this Agreement. In addition, the Company shall be obligated to reimburse Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorneys’ fees. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing, the Escrow Agent shall advise the Company and the Company shall direct all such amounts to be paid directly at any such closing.

8.     Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

If to the Company:

Electro Energy Inc. 30 Shelter Rock Road Danbury, Connecticut 06810 Attention: Mr. Martin G. Klein, Chairman and Chief Executive Officer Fax: (203) 797-2697

If to the Purchasers, at the address for each Purchaser set forth on Schedule I.

If to the Escrow Agent:

Signature Bank 261 Madison Avenue New York, New York 10016 Attention: Mr. Cliff Broder, Senior Vice President Fax: (646) 822-1359

9.     General.

        (a)        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be entirely performed within such State, without regard to choice of law principles.

        (b)        This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

        (c)        All of the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto, as well as their respective successors and assigns.

        (d)        This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

        (e)        If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

        (f)        This Agreement and any modification or amendment of this Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

10.     Form of Signature. The parties hereto agree to accept a facsimile transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement; provided, however, that each party who produces a facsimile signature agrees, by the express terms hereof, to place, promptly after transmission of his or her signature by fax, a true and correct original copy of his or her signature in overnight mail to the address of the other party.

[Remainder of page intentionally left blank; signature page follows.]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

ELECTRO ENERGY INC.		SIGNATURE BANK

By:	/s/ Martin G. Klein	By:	/s/ Steven Deneff

	Martin G. Klein		Steven Deneff
	Chairman and Chief Executive Officer		Vice President

By:	/s/ Cliff Broder

Cliff Broder
Senior Vice President

[Purchaser Signature Pages Follow]

Investor Signature Page

Escrow Deposit Agreement – Electro Energy Inc.

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

_________________
[Name of Purchaser]

By: ___________________________________
Name: _________________________________
Title: __________________________________

Exhibit A

Retained Amount Instructions

               All capitalized terms used in this Exhibit A without definition have the respective meanings ascribed to them in the Purchase Agreement. This is the Escrow Agreement referred to in the Purchase Agreement.

               With respect to the Retained Amount, pursuant to Section 3(g) of the Purchase Agreement and Section 2(b) of this Agreement, the Company will instruct the Escrow Agent to transfer from the Escrow Account to the Retained Amount Escrow Account the sum of $2,970,000, which Retained Amount will be invested by the Escrow Agent in accordance with Section 1(a) of this Exhibit A below, and (together with all interest earned from time to time) will be disbursed by the Escrow Agent in accordance with Section 2 below. The initial Retained Amount of $2,970,000, together with all interest earned thereon from time to time (collectively, the “RetainedEscrow Funds” for purposes of this Exhibit A), is being established as a fund out of which Holders of the Notes from time to time may receive certain interest payments and redemption payments in respect of the Notes as more particularly described below.

               With respect to the Retained Escrow Funds, it is hereby understood and agreed as follows:

        1.    Receipt and Investment.

               (a)     Coincident with the disbursement of the Initial Disbursement, the Escrow Agent shall transfer the Retained Amount to the Retained Amount Escrow Account and shall immediately deposit such funds in a money market savings account at Signature Bank called the Monogram Insured Money Market Account for Business to be available for disbursement on the following dates:

                        (i)     The sum of $_____, plus accrued interest to be disbursed September 30, 2006 (the “First Interest Payment Date”);

                        (ii)     The sum of $_____, plus accrued interest to be disbursed March 31, 2007 (the “Second Interest Payment Date”);

                        (iii)     The sum of $_____, plus accrued interest to be disbursed September 30, 2007 (the “Third Interest Payment Date”);

                        (iv)     The sum of $_____, plus accrued interest to be disbursed March 31, 2008 (the “Fourth Interest Payment Date”); and

                        (v)     The sum of $_____, plus accrued interest to be disbursed August 1, 2007 (the “First Periodic Redemption Date”).

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               (b)     The Escrow Agent shall maintain the aforedescribed Retained Escrow Funds in the Retained Amount Escrow Account pending disbursement thereof in accordance with Section 2 below.

               (c)     In no event and under no circumstances will the Escrow Agent commingle any of the Retained Escrow Funds with any funds or property of the Escrow Agent or any other person.

        2.    Disbursements.

               (a)     On or prior to the First Interest Payment Date, the Company shall give written notice to the Escrow Agent certifying (i) that all or a portion of the Retained Escrow Funds invested pursuant to Section 1(a)(i) above, and all interest earned on such invested Retained Escrow Funds (collectively, the “First Investment Proceeds”), shall be paid to the Holders of the Notes in respect of accrued interest on their Notes payable on the First Interest Payment Date, and stating the amount to be paid to each such Holder and the manner in which payment is to be made to such Holder, and/or (ii) that the Company has previously made payments on account of such interest pursuant to Section 13 of the Purchase Agreement and/or has elected to make payment of some or all of such accrued interest by means of the issuance of shares of Common Stock of the Company and that, by reason thereof, the portion of the First Investment Proceeds which is not being directed to be paid to the Holders pursuant to clause (i) hereof shall instead be paid to the Company in such manner as directed by the Company in such notice.

               (b)     On or prior to the Second Interest Payment Date, the Company shall give written notice to the Escrow Agent certifying (i) that all or a portion of the Retained Escrow Funds invested pursuant to Section 1(a)(ii) above, and all interest earned on such invested Retained Escrow Funds (collectively, the “Second Investment Proceeds”), shall be paid to the Holders of the Notes in respect of accrued interest on their Notes payable on the Second Interest Payment Date, and stating the amount to be paid to each such Holder and the manner in which payment is to be made to such Holder, and/or (ii) that the Company has previously made payments on account of such interest pursuant to Section 13 of the Purchase Agreement and/or has elected to make payment of some or all of such accrued interest by means of the issuance of shares of Common Stock of the Company and that, by reason thereof, the portion of the Second Investment Proceeds which is not being directed to be paid to the Holders pursuant to clause (i) hereof shall instead be paid to the Company in such manner as directed by the Company in such notice.

               (c)     On or prior to the Third Interest Payment Date, the Company shall give written notice to the Escrow Agent certifying (i) that all or a portion of the Retained Escrow Funds invested pursuant to Section 1(a)(iii) above, and all interest earned on such invested Retained Escrow Funds (collectively, the “Third Investment Proceeds”), shall be paid to the Holders of the Notes in respect of accrued interest on their Notes payable on the Third Interest Payment Date, and stating the amount to be paid to each such Holder and the manner in which payment is to be made to such Holder, and/or (ii) that the Company has previously made payments on account of such interest pursuant to Section 13 of the Purchase Agreement and/or has elected to make payment of some or all of such accrued interest by means of the issuance of shares of Common Stock of the Company and that, by reason thereof, the portion of the Third Investment Proceeds which is not being directed to be paid to the Holders pursuant to clause (i) hereof shall instead be paid to the Company in such manner as directed by the Company in such notice.

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               (d)     On or prior to the Fourth Interest Payment Date, the Company shall give written notice to the Escrow Agent certifying (i) that all or a portion of the Retained Escrow Funds invested pursuant to Section 1(a)(iv) above, and all interest earned on such invested Retained Escrow Funds (collectively, the “Fourth Investment Proceeds”), shall be paid to the Holders of the Notes in respect of accrued interest on their Notes payable on the Fourth Interest Payment Date, and stating the amount to be paid to each such Holder and the manner in which payment is to be made to such Holder, and/or (ii) that the Company has previously made payments on account of such interest pursuant to Section 13 of the Purchase Agreement and/or has elected to make payment of all or a portion of such accrued interest by means of the issuance of shares of Common Stock of the Company and that, by reason thereof, the portion of the Fourth Investment Proceeds which is not being directed to be paid to the Holders pursuant to clause (i) hereof shall instead be paid to the Company in such manner as directed by the Company in such notice.

               (e)     On or prior to the First Periodic Redemption Date, the Company shall give written notice to the Escrow Agent certifying either (i) that the right of the Holders to require repurchase of Notes on the First Periodic Redemption Date has terminated in accordance with the Purchase Agreement, or (ii) that one or more Holders has elected to require the Company to repurchase all or a portion of such Holders’ Notes, and stating the respective amounts to be paid to such Holders and the manner in which such payments are to be made; and to the extent that any portion of the Retained Escrow Funds invested pursuant to Section 1(a)(v) above, and all interest earned on such invested Retained Escrow Funds (collectively, the “Fifth Investment Proceeds”), are not directed to be disbursed to Holders as aforesaid, the Escrow Agent shall disburse such remaining Fifth Investment Proceeds to the Company in accordance with the directions theretofore provided in the Company’s notice hereunder.

               (f)     If so requested by the Company from time to time, upon presentment by the Company to the Escrow Agent of the Company’s certification of any payments made by the Company under Section 13 of the Purchase Agreement which correspond to any of the interest payments otherwise payable on the First Interest Payment Date, Second Interest Payment Date, Third Interest Payment Date and/or Fourth Interest Payment Date (collectively, the “Interest Payment Dates”), the Escrow Agent shall promptly release and pay to the Company, out of the First Investment Proceeds, Second Investment Proceeds, Third Investment Proceeds and/or Fourth Investment Proceeds (as applicable), an amount equal to the subject payments made by the Company under Section 13 of the Purchase Agreement.

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               (g)     Upon presentment by the Company to the Escrow Agent of the Company’s certification of (i) the payment of all interest payable on the Interest Payment Dates and the satisfaction of the Company’s repurchase obligations with respect to the First Periodic Redemption Date, or (ii) the repurchase and/or conversion of all of the Notes and payment of all interest (or corresponding amounts due under Section 13 of the Purchase Agreement) otherwise payable with respect to the Interest Payment Dates, the Escrow Agent shall release and pay to the Company all remaining Retained Escrow Funds then held by the Escrow Agent hereunder.

               (h)     Notwithstanding the provisions of Section 2(a) through 2(g) above, upon presentment by the Company to the Escrow Agent of a certification from the Company’s Chief Executive Officer and Chief Financial Officer that the aggregate principal amount of the Notes outstanding has been reduced as a result of (i) conversion of Notes or (ii) repurchase of Notes (except for any repurchases in satisfaction of the Company’s repurchase obligations with respect to the Notes) and the proportion of the Retained Escrow Funds then held by the Escrow Agent hereunder which equals the proportion that the principal amount of the Notes converted or repurchased bears to the total principal amount of the Notes then outstanding (for example, if a total of $11 million in principal amount of Notes is issued and a holder converts $1 million, or 9%, of the Notes, then 9% (i.e., $____) of the Retained Escrow Funds will be released to the Company), then the Escrow Agent shall release and pay to the Company such amount.

               (i)     Upon receipt of any written notice as provided in Sections 2(a) through 2(h) above prior to 3 P.M. Eastern time, the Escrow Agent shall, on the applicable payment date (or, if such notice is received after 3 P.M. Eastern time or an a day is not a Banking Day, on the next succeeding Banking Day), shall disburse that Banking Day Retained Escrow Funds in accordance with such instructions and the provisions of this Section 2.

               (j)     Until such time as the Escrow Agent has discharged all of its duties hereunder and has disbursed all Retained Escrow Funds, the Escrow Agent shall provide the Company with Internet access to the Retained Amount Escrow Account, reflecting all credits to and disbursements from the Retained Escrow Funds from time to time.

        3.    Interest. All interest earned on the Retained Escrow Funds from time to time shall, for tax purposes, be credited to the Company, and the Escrow Agent shall, as and when required by law, issue an aggregate Form 1099 to the Company (under the Company’s taxpayer identification number) reflecting all such earned interest on the Retained Escrow Funds (regardless of whether or to what extent any disbursements of Retained Escrow Funds are made to any party at any time).

        4.    Authority. The Escrow Agent shall have no authority to disburse Retained Escrow Funds for any purpose or reason or in any manner other than in accordance with Section 2 above. Following the Initial Disbursement, the Escrow Agent shall not be required, at any time or under any circumstances, to disburse any funds other than Retained Escrow Funds, and upon the disbursement of all of the Retained Escrow Funds in accordance with this Agreement, the Escrow Agent shall be deemed to have completed and discharged all of its duties hereunder.

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        5.    Exculpation. With respect to the Retained Escrow Funds: the Escrow Agent shall have no duties or obligations hereunder other than as expressly set forth in this Agreement, and no other duties or obligations shall be inferred upon the Escrow Agent at any time; the Escrow Agent shall not incur any liability for any action taken by it, except to the extent that same constitutes gross negligence or willful misconduct by the Escrow Agent or its agents; the Escrow Agent shall be entitled to rely upon and assume to be accurate all notices and advice given to the Escrow Agent hereunder (absent specific actual knowledge to the contrary), to rely upon any document and/or signature believed by it in good faith to be genuine and rendered by an authorized representative of the subject person, and to seek and rely upon (and be protected in relying upon) advice of counsel in taking or refraining from taking any action hereunder; the Escrow Agent shall look solely to the Company (but not to the Retained Escrow Funds) for reimbursement of any reasonable out-of-pocket fees, costs and expenses which it may incur in acting hereunder; if the Escrow Agent shall at any time or from time to time, in good faith, be in doubt as to the entitlement of any person to any of the Retained Escrow Funds, or if there shall be bonafide conflicting claims with respect to any Retained Escrow Funds, then the Escrow Agent may refrain from making the subject disbursement until such uncertainty is resolved by written agreement of the Company and any person making a claim adverse to the directions of the Company, or by arbitration evidenced by a certified arbitration award; and the Escrow Agent may resign at any time, provided that such resignation shall not become effective until a substitute escrow agent is appointed by mutual agreement of the Company and the Majority Holders, and the Escrow Agent has delivered to its successor all Retained Escrow Funds then held hereunder and the originals (or true and complete copies) of all account statements and other records under or in respect of this escrow agreement.

        6.    Notices. All notices and communications under this Exhibit A shall be given in the manner provided in the Agreement.

        7.    Miscellaneous. Neither this Exhibit A nor any provision hereof may be amended or waived except by written agreement signed by the Company, the Escrow Agent and the Purchasers.

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